                                                                    EXHIBIT 12.1


              RACI HOLDING, INC. AND REMINGTON ARMS COMPANY, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                                                     Sporting Goods
                                                     Remington                                          Business
                              --------------------------------------------------------------        -----------------
                                                                                     One                 Eleven
                                                                                    Month                Months
                                           Year Ended December 31,                  Ended                 Ended
                              ---------------------------------------------------  Dec. 31,              Nov. 30,
                                  1997         1996        1995         1994         1993                  1993
                                ---------    ---------    --------     --------    ---------             --------
Earnings:
    Net Income (Loss)            $     5.5    $   (13.8)   $   11.5     $    9.4    $    (2.3)            $  (72.7)
    Add:
       Income Taxes                    3.5         (7.0)        8.5          6.4         (1.3)                 0.6
       Interest Expense (a)           23.6         25.1        21.5         20.6          1.5                  5.3
       Portion of Rents
          Representative of
          Interest Factor              0.3          0.3         0.3          0.3          0.0                  0.4
                                 ---------    ---------    --------     --------    ---------             --------
                                 $    32.9    $     4.6    $   41.8     $   36.7    $    (2.1)            $  (66.4)
                                 =========    =========    ========     ========    =========             ========

Fixed Charges:
       Interest Expense (a)      $    23.6    $    25.1    $   21.5     $   20.6    $     1.5             $    5.3
       Capitalized Interest            0.2          0.2         -            -            -                    -
       Portion of Rents
          Representative of
          Interest Factor              0.3          0.3         0.3          0.3          0.0                  0.4
                                 ---------    ---------    --------     --------    ---------             --------
                                 $    24.1    $    25.6    $   21.8     $   20.9    $     1.5             $    5.7
                                 =========    =========    ========     ========    =========             ========

          Ratio of Earnings to
          Fixed Charges                1.4          0.2         1.9          1.8          -                    -

(a) Includes amortization of discount on indebtedness and excludes capitalized interest.